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                                                                     EXHIBIT 8.1

                   TAX OPINION OF SMITH, GAMBRELL & RUSSELL


                                                               November 29, 2000

EduTrek International, Inc.
6600 Peachtree-Dunwoody Road
Embassy Row 500
Atlanta, Georgia 30328

  Re: Agreement and Plan of Merger under which EI Acquisition, Inc., a wholly-owned subsidiary of Career Education Corporation, will merge with and into EduTrek International, Inc.

Ladies/Gentlemen:

  We have acted as counsel to EduTrek International, Inc. ("EduTrek") in connection with the proposed merger (the "Merger") of EI Acquisition, Inc. ("Interim") with and into EduTrek International, Inc. ("EduTrek"), which will become a wholly-owned subsidiary of Career Education Corporation ("CEC"), pursuant to the terms of and as described in that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of October 24, 2000, by and among CEC, Interim and EduTrek, described in the CEC Registration Statement on Form S-4, filed with the Securities and Exchange Commission on or about November 7, 2000 (the "Registration Statement"). At your request, in connection with the filing by CEC of the Registration Statement and the Proxy Statement/Prospectus of EduTrek and CEC (the "Proxy Statement/Prospectus") included as part of the Registration Statement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Merger Agreement.

  For purposes of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the "Code"), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Merger Agreement, including, without limitation, the representations of the parties set forth therein, and upon certain statements and representations made to us in certificates by officers of CEC and EduTrek, in each case without independent verification thereof. With the consent of CEC and EduTrek, we have relied on the accuracy and completeness of the statements and representations contained in such certificates and have assumed that such certificates will be complete and accurate as of the Effective Time. We have assumed that any representation or statement qualified by "the best of knowledge" of the party making such representation or statement, or by any similar qualification, is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We have also relied on the accuracy and completeness of the Proxy Statement-Prospectus.

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   For purposes of this opinion, we have assumed that (i) at least eighty percent (80%) of the outstanding shares of EduTrek Common Stock will be exchanged for CEC Common Stock in the Merger, (ii) the shares of EduTrek Common Stock constitute capital assets in the hands of each holder thereof, (iii) the Merger will be consummated according to the Merger Agreement, and (iv) the Merger will qualify as a statutory merger under applicable state law.

   Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code:

     (1) The Merger will constitute a "reorganization" within the meaning of
  Section 368(a) of the Code, and EduTrek and CEC will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

     (2) A holder of shares of EduTrek Common Stock (an "EduTrek
  Shareholder") will not recognize gain or loss as a result of the Merger except as follows:

    . An EduTrek Shareholder will recognize gain equal to the lesser of (a) the cash portion of the Merger Consideration received by such EduTrek Shareholder or (b) the gain which would have been recognized by such EduTrek Shareholder if the exchange of EduTrek Common Stock for the Merger Consideration were fully taxable.

    . An EduTrek Shareholder who receives cash in lieu of a fractional share of CEC common stock will recognize gain or loss equal to the difference between the cash received and the tax basis allocable to such fractional share interest.

     (3) Unless the exchange is deemed to have the effect of the distribution of a dividend, any gain recognized by an EduTrek Shareholder as a result of the Merger will be capital gain if the shareholder's EduTrek Common Stock is held as a capital asset at the Effective Time of the Merger and will be long-term capital gain if the shareholder's EduTrek Common Stock has been held for more than one year at the Effective Time of the Merger.

     (4) The tax basis of the shares of CEC Common Stock received in exchange for shares of EduTrek Common Stock in the Merger will be the same as the tax basis of the shares of EduTrek Common Stock exchanged therefor (reduced by the tax basis allocable to any fractional shares of CEC Common Stock for which cash is received), increased by any gain recognized on the exchange (including any gain treated as a dividend but other than gain attributable to fractional shares of CEC Common Stock), and reduced by the amount of any cash received in the exchange (other than with respect to fractional shares of CEC Common Stock).

     (5) The holding period for shares of CEC Common Stock received in exchange for shares of EduTrek Common Stock pursuant to the Merger will include the holding period of the shares of EduTrek Common Stock exchanged therefor.

   The opinions expressed herein are based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency will concur in such statement.

  No opinion is expressed with respect to any of the following:

     (i) The appropriate method to determine the fair market value of any stock or other consideration received in any sale or exchange;

     (ii) The state, local or foreign tax consequences of any aspect of the Merger; or

     (iii) The federal income tax consequences of any aspect of the Merger to holders of EduTrek Common Stock who are subject to special tax treatment for federal income tax purposes, including insurance companies, financial institutions or trusts, dealers in securities or foreign currency, traders that mark to market, tax-exempt organizations, shareholders who hold their shares as part of a hedge,
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  appreciated financial position, straddle or conversion transaction, shareholders who acquired the EduTrek Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan and foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States, or to holders of warrants or options to purchase EduTrek Common Stock, if any, which are exchanged for or converted into options or warrants to acquire CEC Common Stock.

   We expressly consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to this opinion in the Proxy Statement/Prospectus. In giving this opinion, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          Smith, Gambrell & Russell, LLP